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                                                                     EXHIBIT 2.9



                              AMENDED AND RESTATED
                      CONTRIBUTION AND EXCHANGE AGREEMENT
                           (BOCA RATON HOTEL & CLUB)

     This Contribution and Exchange Agreement (this "Agreement") is entered into as of March 20, 1997 by and among FLORIDA PANTHERS HOLDINGS, INC., a Florida corporation ("Panthers"); PANTHERS BRHC LIMITED, a Florida limited partnership ("Panthers BRHC Limited"); BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP, a Florida limited partnership ("Partnership"); BRMC, L.P., a Delaware limited partnership ("General Partner") and BRMC CORPORATION, a Delaware corporation and general partner of the General Partner ("BRMC").

                                    RECITALS

     The Board of Directors of Panthers has determined that it is in the best interests of Panthers shareholders for Panthers to acquire, directly or indirectly, all of the assets of the Partnership and the General Partner has determined on behalf of the Partnership that it is in the best interests of the Partnership and its limited partners to transfer all its assets to Panthers BRHC Limited as provided herein.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE

     1.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereunder ("Closing") shall take place on a date which is on or about five (5) business days after satisfaction or waiver of the conditions set forth in Articles VI and VII, at the offices of Panthers' counsel, Akerman, Senterfitt & Eidson, P.A., Miami, Florida, or such other time and place as the parties may otherwise agree, it being the intent of the parties to close as promptly as practicable. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

     1.2 Partnership's Contribution of Assets. The Partnership shall convey, transfer, assign and deliver to Panthers BRHC Limited at the Closing on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Partnership which are specifically excluded as provided in Section 1.3 hereof) as shall exist on the Closing Date (collectively, the "Contributed Assets"). Without limiting the generality of the foregoing, the Contributed Assets shall include the following:

          (a) all right, title and interest of the Partnership in and to the Owned Property (as defined in Section 3.11 hereof) and as lessee under any leases covering the properties leased by the Partnership;

          (b) all machinery, equipment, tools, supplies, leasehold improvements, constructions in progress, furniture and fixtures located at or on any parcel of the Owned Property or leased premises;

          (c) all inventory of the Partnership;

          (d) all receivables of the Partnership, including without limitation, all trade accounts receivable, notes receivable, and receivables from insurance companies, service contract providers and any other vendors or suppliers of the Partnership (whether on accounts owed as incentive payments or otherwise), but excluding any receivables due from any Affiliate of the Partnership or any Partner of the Partnership which shall be paid or satisfied prior to the Closing;
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          (e) all of the interests, rights and benefits accruing to the
     Partnership under any sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Partnership in the ordinary course of business, all other agreements to which the Partnership is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of the Partnership;

          (f) all operating data and records of the Partnership, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (g) all of the proprietary rights of the Partnership, including without limitation, all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, knowhow, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the products or business of the Partnership;

          (h) all cash and cash equivalents and investments, whether short-term or long-term, of the Partnership, including without limitation, certificates of deposit, treasure bills and securities;

          (i) all prepaid and deferred items of the Partnership, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the operations of the Partnership; and

          (j) all right, title and interest of the Partnership in and to any other intangible property of the Partnership.

     1.3 Excluded Assets. The Contributed Assets shall exclude the following assets of the Partnership: (i) the Exchange Rights (as defined in Section 1.8(i)) and the Panthers Warrants (as defined in Section 1.8(j)), and the Fee Shares (as defined in Section 1.8(i)) and the rights of the Partnership under this Agreement; (ii) the minute books and partnership interest transfer records of the Partnership; and (iii) those assets set forth on Exhibit "A" attached hereto ("Sold Assets"), which shall be sold by the Partnership to Panthers, or its designee, at closing in consideration of the Exchange Rights and the Panthers Warrants and the Fee Shares.

     1.4 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales contract, supply contract, service agreement or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Panthers BRHC Limited thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Panthers BRHC Limited thereunder so that Panthers BRHC Limited would not in fact receive all such rights, the Partnership, the General Partner and BRMC shall cooperate, to the best of their ability, but at the cost and expense of Panthers BRHC Limited without reduction of the purchase price calculated under Section 1.8(i), with Panthers BRHC Limited to the extent necessary to provide for Panthers BRHC Limited the benefits under such claim, contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Panthers BRHC Limited of any and all rights of the Partnership against a third party thereto arising out of the breach or cancellation by such third party or otherwise. The provisions of this Section 1.4 shall not affect or modify any other rights of Panthers BRHC Limited under this Agreement.

     1.5 Panthers Contribution of Assets. At or prior to the Closing, Panthers, or its designees, shall contribute or cause to be contributed to Panthers BRMC Limited ((a), (b) and (c) below being referred to as the "Panthers Capital Contribution"):

          (a) Cash in an amount sufficient to pay off in full at the Closing Date the obligations of the Partnership set forth on Schedule 1.5 attached hereto;

          (b) At the written election of BRMC, which shall be delivered within five (5) days prior to the Closing Date, cash or 141,232 shares (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "B"

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     attached hereto) of the Class A common stock of Panthers, par value $.01 per share ("Panthers Common Stock") to satisfy the $3.725 million Partnership's deferred fee obligations to BRMC; and

          (c) The Sold Assets, which the parties agree will have a value of $30 million.

     That portion of the Panthers Capital Contribution described in clause (a) shall be determined with reference to the payoff letters required by Section
5.17 hereof. For purposes of Panthers BRHC Limited's partnership agreement, the Panthers Capital Contribution shall also include: (i) the aggregate value of any Panthers Common Stock issued upon exercise of any options granted to those persons referred to in Section 6.8 hereof; (ii) any cash contributed to pay off the $110 Million Senior Facility under the Loan Agreement ("Senior Facility"), when and if permitted hereunder and under Panthers BRHC Limited's partnership agreement; (iii) any additional cash contributed by Panthers to Panthers BRHC Limited to pay transaction costs and expenses under Section 5.20 hereof, and
(iv) any other non-reimbursable expenses of Panthers BRHC Limited paid by Panthers and additional cash contributed to the equity of Panthers BRHC Limited.

     1.6 Assumed Liabilities. Panthers BRHC Limited shall at the Closing assume and agree to pay, discharge, and perform when lawfully required all of the obligations, duties and liabilities of the Partnership whether absolute or contingent, known or unknown. The obligations, duties and liabilities assumed by Panthers BRHC Limited pursuant to this Section 1.6 shall be referred to as the "Assumed Liabilities."

     1.7 No Expansion of Third Party Rights. The assumption by Panthers BRHC Limited of the Assumed Liabilities, the transfer thereof by the Partnership, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Panthers BRHC Limited or the Partnership as compared to the rights and remedies which such third party would have against the Partnership had Panthers BRHC Limited not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Panthers BRHC Limited of the Assumed Liabilities shall not create any third party beneficiary rights.

     1.8 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

          (a) Panthers (or its designee) and the Partnership shall enter into a partnership agreement for Panthers BRHC Limited, the form of which shall be agreed upon no later than thirty (30) days from the date of this Agreement; provided however, that such agreement shall provide that:

             (i) Affiliates of Panthers will be the managing General Partner of Panthers BRHC Limited and the holder of a limited partnership interest therein (the "Panther Interest");

             (ii) The Partnership shall acquire a non-managing general partnership interest ("Boca LP Interest") in exchange for the Contributed Assets;

             (iii) Cash from operations determined by the managing general partner to be available for distribution will be distributed (x) first to the holders of the Panther Interest in payment of a profit share equal to 15% per annum, cumulative and compounded, on the "Base Amount," which shall equal the Panthers Capital Contributions, and (y) next in proportion to each of the partner's percentage interests in Panthers BRHC Limited (the "Contribution Ratio"); provided, however, that if any taxable income is allocated to the Partnership, cash equal to 40% of such taxable income will be distributed to the Partnership; the initial Contribution Ratio for the holders of the Panther Interest for the first fiscal year ending after the Closing Date, expressed as a percentage, will be determined by dividing (A) by (B). (A) equals the Capital Contributions made by holders of the Panther Interest, which for the first fiscal year will be determined as of forty-five days after the Closing Date. (B) equals the sum of (A) plus the initial capital account credit of the Partnership, which shall equal the dollar amount specified in Section 1.8(i), less the value of the Sold Assets. The Contribution Ratio shall be re-determined when Panthers or the Partnership contribute additional capital to Panthers BRHC Limited. In such case (A) will equal the Capital Contributions made by the holders of the Panther Interest as of the end of the preceding fiscal year.

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        (B) will equal the sum of (x)(A), (y) the initial capital account credit of the Partnership and (z) additional capital, if any, contributed to the equity of Panthers BRHC Limited by the Partnership. In the case of any capital transaction involving Panthers BRHC Limited, which for this purpose shall include the transaction specified in Section 1.8(a)(viii), the Contribution Ratio shall be redetermined as of the close of the calendar month in which the closing date of the capital transaction occurs;

             (iv) Cash from any sale or refinancing or other capital transactions determined by the managing general partner of Panthers BRHC Limited to be available for distribution will be distributed (1) first to the holders of the Panther Interest in payment of their unpaid profit share on the Base Amount, (2) next to the holders of the Panther Interest in repayment of their capital accounts, (3) next in payment of the capital account of the Partnership and (4) next in accordance with the Contribution Ratio;

             (v) Taxable income and loss will generally be allocated in accordance with the Contribution Ratio except that the Panther Interest will be specially allocated a profit share on the Base Amount;

             (vi) The Partnership will have no voting rights under the limited partnership agreement, except that for so long as Persons other than Panthers (or its designees) own more than 51% of the limited partnership interests of the Partnership, the Partnership, after due and proper notice, shall have the right: (1) to approve any amendment (unless such amendment will not have a material adverse impact on the Partnership) to the partnership agreement of Panthers BRHC Limited (the provisions of Section 5.13 hereof will be included in the partnership agreement); (2) to approve any sale of all or substantially all of the Contributed Assets of Panthers BRHC Limited prior to January 1, 2001; provided however, if prior to January 1, 2001, Panthers Common Stock closes at an average price of $52.75 for five consecutive trading days on the NASDAQ Stock Market, the Partnership shall have no right to approve any sale of all or substantially all of the Contributed Assets; (3) to consult with the managing general partner to develop an annual budget provided, however, that the managing general partner will have the sole authority to approve such budget; and (4) to consult with the managing general partner regarding the renewal or termination of employment agreements between Panthers BRHC Limited and Operating Management employees;

             (vii) An affiliate of Panthers shall have the right to manage the Owned Property for a management fee equal to 3% of the gross revenues of Panthers BRHC Limited;

             (viii) At any time on or after January 31, 2001, Panthers (or its designee) shall have the right to acquire, for cash, all or a portion of the partnership interests of the Partnership in Panthers BRHC Limited at a price equal to the Fair Market Value of the partnership interest being acquired. The Fair Market Value of a partnership interest shall be calculated as set forth on Exhibit "C" attached hereto. The acquisition shall be automatically effected by Panthers after thirty days prior written notice to the Partnership;

             (ix) For federal income tax purposes, the Partnership is subject to
        Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to its transfer of assets to Panthers BRHC Limited. Panthers agree to cause Panthers BRHC Limited to elect the remedial allocation method specified in Treasury Regulation Section 1.704-3(d). Panthers shall allocate the book value of the Contributed Assets to each asset or class of assets provided such allocation does not cause or create on the Closing Date income to the Partnership under Sections 752 and 731 of the Code;

             (x) At the option of Panthers, Panthers BRHC Limited shall make an election under Section 754 of the Code. At the request of Panthers, the Partnership shall make timely election under Section 754 of the Code for the taxable year ending on the Closing Date, and any other taxable year of the Partnership following its termination under Section 708(b)1)(B) of the Code;

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             (xi) The partnership agreement will allow the holders of the
        Panther Interest to cause after January 31, 2001, a tax termination of Panthers BRHC Limited under Section 708(b)(1)(B) even if such action creates an adverse effect to the Partnership;

             (xii) The general partnership interest of the Partnership in Panthers BRHC Limited will not be transferable, other than to Panthers and its Affiliates;

             (xiii) Panthers may admit additional limited partners to Panthers BRHC Limited in return for capital contributions and/or grant lenders participation rights in the profits of Panthers BRHC Limited, subject to
        Section 5.13 and provided that any dilution of partnership interests resulting therefrom shall be proportionate between the Partnership and the holders of the Panther Interests;

             (xiv) The Panther Interest which is a limited partnership interest in Panthers BRHC Limited may be transferred. The Panther Interest which is a general partnership interest may be transferred to a Panthers Affiliate, or to a non-Affiliate with the consent of the Partnership. Any transfer causing a tax termination of Panthers BRHC Limited under
        Section 708(b)(1)(B) of the Code on or before January 31, 2001, shall be prohibited unless there are no material adverse tax consequences to the Partnership or its partners;

             (xv) Panthers, or its designee, may elect to borrow from Panthers BRHC Limited, and upon such election Panthers BRHC Limited shall loan to Panthers, or its designee, the proceeds of any financing or refinancing of the Contributed Assets and Sold Assets ("Refinancing") on terms and conditions equal to those of the Refinancing; and

             (xvi) The partnership agreement will also contain other standard terms, including customary indemnification provisions in favor of the direct and indirect general partners of Panthers BRHC Limited and payment by Panthers BRHC Limited to the Partnership of an administrative fee to reimburse the Partnership for certain of its expenses.

          (b) The Partnership shall have satisfied each of the conditions set forth in Article VI and shall deliver to Panthers BRHC Limited the documents, certificates, opinions, consents and letters required by Article VI, unless waived by Panthers.

          (c) Panthers and Panthers BRHC Limited shall have satisfied each of the conditions set forth in Article VII and shall deliver to the Partnership the documents, certificates, consents and letters required by
     Article VII, unless waived by the Partnership.

          (d) The Partnership shall deliver to the Panthers BRHC Limited such warranty deeds, bills of sale, endorsements, assignments, releases and other instruments and documents (including certificates and resolutions) in such form as is reasonably satisfactory to Panthers BRHC Limited and as shall be sufficient to vest in Panthers BRHC Limited (or its assignee) good and marketable title to the Contributed Assets.

          (e) Panthers BRHC Limited shall deliver to the Partnership instruments, in such form as is reasonably satisfactory to the Partnership and as shall be sufficient to effect the assumption by Panthers BRHC Limited of the Assumed Liabilities.

          (f) Panthers, Panthers BRHC Limited and the Partnership shall execute and deliver a cross-receipt acknowledging receipt of the Contributed Assets, the Sold Assets, the Exchange Rights (defined below), the Panthers Warrants (defined below) and the Fee Shares (defined below).

          (g) The Partnership shall deliver to Panthers BRHC Limited payoff and estoppel letters in accordance with Section 5.17, and Panthers BRHC Limited shall pay off in full the debt referred to in Schedule 1.5 hereof.

          (h) The Partnership shall pay the expenses referred to in Section 5.20 out of a portion of the cash contributed under Section 1.5(a).

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          (i) Partnership shall sell to Panthers (or its designee) the Sold
     Assets set forth on Exhibit "A" in consideration of delivery of the Exchange Rights and Warrants described below, as well as a number of Shares of Panthers Common Stock (the "Fee Shares") necessary to satisfy the Partnership's obligations to pay certain fees to (i) the holder of the third mortgage on the Partnership's assets, (ii) Temple Development Company and (iii) Operating Management, as shall be designated by the General Partner prior to Closing. Panthers shall deliver an Exchange Agreement ("Exchange Agreement") to the Partnership, granting to the Partnership (or to the Partnership's partners) rights ("Exchange Rights") to acquire, in exchange for all of the partnership interests in the Partnership, an aggregate number of shares (rounded to the nearest whole share) of Panthers Common Stock (the "Panthers Shares" and each, a "Panthers Share") determined by dividing (i) the difference between Three Hundred Twenty Million Dollars ($320,000,000) minus (w) the value of the Fee Shares (determined using the Price per Share), minus (x) the outstanding principal balance, and any accrued and unpaid interest thereon that is past due as of the Closing Date, under the $110 Million Senior Facility evidenced by the Loan Agreement, minus (y) the amount of cash contributed under Section 1.5(a) (other than the amount contributed to cover expenses as set forth in Schedule 1.5, subsection (vii) and Schedule 5.20), minus (z) Three Million Seven Hundred Twenty-Five Thousand Dollars; by (ii) $26.375 (the "Price per Share"). In no case shall the number of Fee Shares and the number of Panthers Shares underlying the Exchange Rights exceed that number of shares determined in the preceding sentence without regard to clause (w). The number of Panthers Shares shall be reserved by Panthers for issuance under the Exchange Agreement and shall be subject to the anti-dilution provisions set forth on Exhibit "B" attached hereto. The Exchange Agreement shall provide: (a) for the mechanics of the exchange; (b) that in the event the sale of all or substantially all of the Contributed Assets is consummated prior to exercise of any Exchange Rights, upon notice to the holders of the Exchange Rights, the Exchange Rights shall expire; (c) that Exchange Rights to acquire an amount of Panthers Common Stock with a fair market value at Closing equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (as determined pursuant to Section 9.3(d) below) shall be held back ("Held Back Interests") subject to the provisions of Article IX hereof; (d) after due and proper notice that any partnership interest in the Partnership so exchanged shall be transferred to a designee of Panthers; and (e) that, after due and proper notice, the Exchange Rights shall expire at January 31, 2001.

          (j) Panthers shall deliver to the Partnership, registered in the name of the holders specified by the Partnership in writing not less than five
     (5) business days prior to Closing, an aggregate number of warrants to acquire a number of shares of Panthers Common Stock equal to twenty (20%) percent of the number of Fee Shares and the number of Panthers Shares issued pursuant to the second sentence of Section 1.8(i) above ("Panthers Warrants"). The Panthers Warrants shall be exercisable at a price of $29.01 per share. Fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1998 and the remaining fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1999. The number of Panthers Warrants shall be subject to the anti-dilution provisions set forth in Exhibit "B" attached hereto.

     1.9 Filing of Documents. At the time of the Closing, the parties shall cause to be filed with the Secretary of State of the State of Florida any documents that Panthers or Panthers BRHC Limited determines to be required to lawfully effect the purposes of this Agreement.

     1.10 Tax Treatment. The parties hereto acknowledge and agree that the receipt of the non-managing general partnership interest in Panthers BRHC Limited by the Partnership contemplated hereby is intended to be a tax-free transaction under Section 721 of the Code.

     1.11 Option to Acquire General Partner's Interest in the Partnership. The General Partner does hereby grant to Panthers the option to acquire, directly or through its designee and exercisable upon the earlier of January 15, 2001 or at such time as all of the Exchange Rights have been exercised, its general partnership interest in the Partnership for $1.00 ("Option"). The Option shall not expire unless waived in writing by Panthers. The General Partner shall transfer its general partnership interest to Panthers' designee within five days after Panthers' written notice to General Partner that it is electing to exercise the Option.

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF PANTHERS

     As a material inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, Panthers and Panthers BRHC Limited make the following representations and warranties to the
Partnership:

     2.1 Corporate Status. Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers has the requisite power and authority to carry on its business and to own or lease its properties. Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers BRHC Limited has the requisite power and authority to carry on its business and to own or lease its properties.

     2.2 Corporate Power and Authority. Panthers and Panthers BRHC Limited each have the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Other than Panthers obtaining shareholder approval, each of Panthers and Panthers BRHC Limited have taken all action necessary to authorize its execution and delivery of this Agreement, and the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 Enforceability. This Agreement has been duly executed and delivered by Panthers and Panthers BRHC Limited and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 Exchanged Securities. Upon consummation of the transactions contemplated hereunder, the Panthers Warrants will be validly issued. Upon exercise of any Exchange Rights under the Exchange Agreement for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock. Upon exercise of the Panthers Warrants, and payment of the exercise price with respect thereto, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable.

     2.5 No Commissions. Panthers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.6 No Violation. The execution and delivery of this Agreement by Panthers and Panthers BRHC Limited and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not: (a) contravene any provision of the articles of incorporation or bylaws of Panthers or the Partnership Agreement or Certificate of Limited Partnership of Panthers BRHC Limited; (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Panthers or Panthers BRHC Limited; or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the HSR Act, any SEC filings required to be made by Panthers, any SEC and state filings contemplated hereby, and any filings required to be made in connection with the transfer of the licenses and permits contemplated hereunder as part of the Contributed Assets and the Sold Assets.

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

     2.7 SEC Filings. From November 8, 1996 through the date hereof, Panthers has duly and timely filed with the SEC all reports, proxy statements and other information required to be filed by it under the Exchange Act (the "SEC Filings"). The SEC Filings, at the time of filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Filings, since November 8, 1996 to the date hereof, there has not been any Material Adverse Change in the business, financial position or results of operations of Panthers. The Registration Statement and Prospectus to be filed pursuant to Article VIII hereof at the time of filing will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8 Capitalization. As of the date hereof, the authorized capital stock of Panthers consists of 100,000,000 shares of Panthers Common Stock (which number includes 2,600,000 shares of Panthers Common Stock reserved for issuance under the Panthers' 1996 Stock Option Plan) and 10,000,000 shares of Class B common stock, par value $.01 per share. Panthers has no shares of preferred stock authorized. As of March 4, 1997: (a) 23,648,444 shares of Panthers Common Stock, which number does not include 920,440 shares of Panthers Common Stock which are subject to granted but currently unexercisable options, were validly issued and outstanding, fully paid and nonassessable, and (b) 255,000 shares of Panthers Class B Common Stock were validly issued and outstanding, fully paid and nonassessable. As of the Closing Date, the number of shares of Panthers Common Stock equal to the aggregate number of shares of Panthers Common Stock underlying the Exchange Rights and the Panthers Warrants will be reserved for issuance upon exercise of the Exchange Rights and upon exercise of the Panthers Warrants.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                   PARTNERSHIP, THE GENERAL PARTNER AND BRMC

     As a material inducement to Panthers and to Panthers BRHC Limited to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and BRMC make the following representations and warranties to the Panthers and Panthers BRHC Limited:

     3.1 Partnership's Organization. (i) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and (ii) the character of the properties owned or leased by Partnership and the nature of Partnership's business do not require it to be qualified and in good standing in any other state.

     3.2 General Partner's and BRMC's Organization. General Partner is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. BRMC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. General Partner is the sole general partner of Partnership and BRMC is the sole general partner of General Partner.

     3.3 Subsidiaries. Except as set forth on Schedule 3.3 hereof, the Partnership does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

     3.4 Power and Authority. The Partnership has partnership power and authority, as applicable, to: (i) to conduct its business as now conducted; (ii) execute and deliver this Agreement, and (iii) subject to obtaining appropriate limited partner consents required by its partnership agreement, close the transactions contemplated by this Agreement. Each of the General Partner and BRMC has full partnership or corporate power and authority to authorize and consent to the execution and delivery by the Partnership of this Agreement, and, subject to obtaining appropriate consents of the limited partners of the Partnership and the General Partner, if any, the performance by Partnership of its obligations hereunder. All of the consents of the general

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

partner of each of the Partnership and the General Partner, and of the Board of Directors of BRMC, required, if any, in connection with the execution, delivery and performance of this Agreement have been obtained.

     3.5 Due Execution/Enforceability. This Agreement has been duly executed and delivered by Partnership, and assuming due authorization, execution and delivery by Panthers and Panthers BRHC Limited, constitutes the legal, valid and binding obligations of Partnership, enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     3.6 Litigation. Except as set forth on Schedule 3.6 hereof, there is no action, suit or proceeding pending or, to the knowledge of any of the Partnership, the General Partner and BRMC, threatened against or affecting any of them that is not covered by insurance or, that if adversely determined would materially affect the assets, business or operations of the Partnership or would materially impair the ability of any of the Partnership, the General Partner or BRMC to perform any of such entity's obligations under this Agreement.

     3.7 Conflict. Except as set forth on Schedule 3.7, neither the execution nor the delivery of this Agreement nor the performance by the Partnership, the General Partner and BRMC of any of the provisions hereof, will conflict with or result in a breach of any of the provisions of the Partnership's, the General Partner's or BRMC's governing documentation, any applicable Legal Requirements, or any Designated Contract (as defined in Section 3.23 hereof), or constitute a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance upon any property of such entity, or on all or a portion of the Contributed Assets (including the Owned Property) or the Sold Assets.

     3.8 Governmental Consent. No consent, approval or other authorization of or by any Governmental Authority is required in connection with the execution or delivery by the Partnership, the General Partner or BRMC of this Agreement or compliance by them with any of the provisions hereof, except with respect to the transfer of the Permits (defined in Section 3.19) and except HSR or SEC filings required by law, if any.

     3.9 Financial Statements. Each of Partnership's 1995 audited, and December, 1996 audited Financial Reports previously delivered to Panthers (i) in the case of the accrual statement, has been audited by a certified public accounting firm, which has issued its report thereon, (ii) is true and correct in all material respects on and as of the dates and periods covered by such statements and (iii) was prepared in accordance with GAAP. No event or circumstance since the dates of such statements makes any of them untrue or misleading in any material adverse manner. The balance sheet of the Partnership, dated as of December 31, 1996, is referred to herein as the "Current Balance Sheet." Partnership has delivered to Panthers a true and correct copy of its 1997 Budget as it relates to capital expenditures, repairs and maintenance, and to furniture, fixtures and equipment, which was prepared in the ordinary course of business and was approved by the General Partner, and which is subject to adjustment from time to time.

     3.10 Liabilities of the Partnership. (a) The Partnership does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in its Current Balance Sheet and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of its Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of its Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

     (b) The Partnership's Net Working Capital (defined below) minus the Partnership's closing costs and expenses set forth in Section 5.20 hereof, shall be $1.00 or more as of the last day of the month immediately preceding the Closing Date (with the current portion of the Premier Club Accounts Receivable being that amount due prior to the Settlement Date (defined in Section 9.2 hereof)) . The Partnership's "Net Working

Capital" as of December 31, 1996 is set forth on Schedule 3.10 hereof, and shall be recalculated by the Partnership for purposes of Closing in a manner consistent with Schedule 3.10 as of the end of the calendar month immediately preceding the Closing Date, and such recalculation shall be deemed a Schedule attached to this Agreement ("Closing Net Working Capital Statement").

     3.11 Real Estate. (a) The Partnership does not own any real property or any interest therein except as set forth on Schedule 3.11(a) (the "Owned Property"), which Schedule sets forth the location and principal improvements and buildings on ("Improvements") the Owned Property, together with a list of all title insurance policies relating to such properties, all of which policies have previously been delivered or made available to Panthers by the Partnership.

          (i) Partnership holds good, indefeasible and marketable fee simple title to the Land and existing Improvements, free and clear of all mortgages, deeds of trust, liens, encumbrances, ground rents, leases, tenancies, licenses, contracts of sale, options, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title except the Permitted Exceptions (set forth on Schedule 3.11(b));

          (ii) The completion of the Expansion Plan and the use of the Expansion Plan improvements will not violate any Permitted Exception;

          (iii) To the best of each of the Partnership's, the General Partner's and BRMC's knowledge, no Improvements upon the Owned Property encroaches upon any adjacent property building line, setback line, side yard line, or any recorded or visible easement (or other easement of which they are aware or have reason to believe may exist) with respect to the Owned Property, except insofar as the same may be a Permitted Exception or as disclosed on the Survey; and

          (iv) The Owned Property is taxed separately without regard to any other property and has been subdivided from all other property in compliance with applicable laws.

     3.12 Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the Owned Property or any portion thereof, and Partnership has no knowledge and has not received any written or oral notice that any such proceeding is contemplated.

     3.13 No Management Agreement. There is no management agreement affecting the Owned Property (other than with respect to Partnership's obligations to pay General Partner the Supervisory Fee pursuant to the Partnership Agreement).

     3.14 Ownership of Contributed Assets.  Except as otherwise disclosed on
Schedule 3.14, the Partnership is the owner of all of its Contributed Assets and Sold Assets, which Contributed Assets and Sold Assets are free and clear of any Liens, other than as set forth on Schedule 3.11 or 3.14.

     3.15 Compliance with Laws. (a) Partnership has complied in all material respects with all Legal Requirements and all recorded instruments affecting the Property. The use of the Owned Property complies, and after substantial completion of the Expansion Plan, shall continue to comply in all material respects, with all zoning and use-related Legal Requirements.

     (b) The Partnership is and at all times has been in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Partnership for whom compliance with the Immigration Act is required, the Partnership has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Partnership pursuant to the Immigration Act. The Partnership has not been cited, fined, served with a Notice of Intent to Fine or, to the knowledge of the Partnership, the General Partner or BRMC, with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Partnership, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

     (c) The Partnership is not subject to any Contract, decree or injunction in which the Partnership is a party which restricts the continued operation of any business of the Partnership or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.16 Labor and Employment Matters. The Partnership is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any Employees of the Partnership into one or more collective bargaining units. There is no pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Partnership or which may interfere with its continued operations. Neither the Partnership nor, to the knowledge of the Partnership, any agent, representative or Employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Partnership by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the Employees of the Partnership during the 24 months prior to the date hereof. The Partnership is not aware that any key Employee or group of Employees has any plans to terminate his, her or their employment with the Partnership as a result of the transactions contemplated hereunder or otherwise. Schedule 3.16 lists each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Partnership is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements and (iv) consulting agreements (true and correct copies of which the Partnership has provided to the Panthers). The Partnership has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

     3.17 ERISA. Neither Partnership nor any member of a Controlled Group of which Partnership is a member maintains any Plan for the benefit of employees of Partnership and neither Partnership nor any member of such Controlled Group is obligated to make contributions in respect of any such Plan.

     3.18 Tax Matters. All federal, state and other tax returns and reports of each of the Partnership, the General Partner and BRMC required to be filed have been duly filed, and all federal, state and other taxes, assessments (including assessments for municipal improvements), fees or other governmental charges imposed upon the Partnership, the General Partner, BRMC, and the Contributed Assets which are due and payable have been paid (other than with respect to the State of Florida Department of Revenue sales tax audit). Partnership knows of no proposed material tax or other assessments against Partnership, the Owned Property or any of the improvements thereon, and no extension of time for assessment or payment of any federal state or local tax requested by Partnership is in effect.

     3.19 Licenses and Permits. All licenses and governmental or official approvals, permits or authorizations (collectively, the "Permits") issued to the Partnership are listed on Schedule 3.19. All such Permits are valid and in full force and effect, the Partnership is in compliance in all material respects with the respective requirements thereof, and no governmental proceeding is pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened to revoke or amend any of them.

     3.20 Insurance. A list of the insurance policies maintained by the Partnership is set forth on Schedule 3.20 hereto. Such policies are in full force and effect, all premiums due and payable therefor have been paid in full, and true and correct copies thereof have been delivered to Panthers.

     3.21 Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. The Contributed Assets and Sold Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Partnership in the manner in which and to the extent to which such business is currently being conducted. No current supplier to the Partnership of items essential to the conduct of its business will or has threatened to terminate its business relationship with it for any reason. Neither the Partnership nor the General Partner nor BRMC has any direct or indirect interest in any customer, supplier or competitor or in any person from whom or to whom the Partnership leases real or personal property. Other than as specified in the partnership agreement of the Partnership, and other than the Temple Agreement, neither the General Partner nor any Affiliate thereof is a party to any Contract or transaction with the Partnership or has any interest in any property used by the Partnership.

     3.22 Intellectual Property. All trademarks, service marks, trade names, copyrights, patents, licenses (including licenses for the use of computer software programs) and other intellectual property used in the conduct of the Partnership's business (the "Intellectual Property") are listed on Schedule 3.22 hereof. The Partnership is the owner of the Intellectual Property, except as set forth on Schedule 3.22 hereof. The conduct of the business of the Partnership as presently conducted does not infringe or misappropriate any rights held or asserted by any Person with respect to, and no Person is infringing on, the Intellectual Property. Except as set forth on Schedule 3.22, no payments are required for the continued use of the Intellectual Property.

     3.23 Contracts. As of the date of this Agreement, Schedule 3.23 sets forth a list of each Designated Contract (defined below) to which the Partnership is a party or by which it or its properties and assets are bound, copies of which have been provided to Panthers. The copy of each Designated Contract furnished to Panthers is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Partnership has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, all of the covenants to be performed by any other party thereto as of the date hereof have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Partnership under any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, no such event has occurred which constitutes or would constitute a material default by any other party. The Partnership is not subject to any liability or payment resulting from renegotiation of amounts payable by it under any Designated Contract. The term Designated Contract shall mean: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Partnership to provide products or services for a period of one year or more and, irrespective of the term of the Contract, requiring the Partnership to make payments of cash or property totalling $100,000 or more; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000.00); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Partnership; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Partnership; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Partnership and not otherwise disclosed on the Schedules.

     3.24 Access to Information. Each of the Partnership, the General Partner and BRMC has had the opportunity to discuss the transactions contemplated hereby with Panthers and Panthers BRMC Limited Partnership and has had the opportunity to obtain such information pertaining to Panthers as has been requested, including but not limited to filings made by Panthers with the SEC under the Exchange Act.

     3.25 Bank Accounts; Business Locations. Schedule 3.25 sets forth all accounts of the Partnership with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

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

     3.26 Names. All names under which the Partnership does business as of the date hereof are specified on Schedule 3.26. The Partnership has not changed its name or used any assumed or fictitious name within the past three years.

     3.27 No Commissions. The Partnership has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than the financial advisor's fee owing by the Partnership to BT Securities Corporation, which fees and commissions shall be paid by the Partnership.

     3.28 Premier Club Notes. (i) All of the Premier Club Notes outstanding as of December 31, 1996 appear on the list set forth on Schedule 3.28, (ii) Partnership is the holder and beneficial owner of all of the Premier Club Notes free and clear of any encumbrances except as in favor of the holders of the first, second and third mortgages encumbering the Owner Property, (iii) as of December 31, 1996, the remaining unpaid principal balance of each Premier Club
Note is as set forth on Schedule 3.28, (iv) except as set forth on Schedule 3.28, (A) no default exists under any of the Premier Club Notes, (B) all of the Premier Club Notes remain in full force and effect and have not been amended and
(c) no obliger under any Premier Club Note has any defenses or rights of set-off or abatement against such obligor's obligations under the applicable Premier Club Note, and (v) as of the Closing Date, Partnership has delivered to Panthers BRMC Limited the originals of all of the Premier Club Notes including any amendments and modifications made thereto.

     3.29 Premier Club Deposits. All of the Premier Club Deposits as of December 31, 1996 are set forth on Schedule 3.29 and as of such date, except as set forth on Schedule 3.29, no Premier Club member has notified Partnership of the exercise of its right to a refund of any or all of any Premier Club Deposit.

     3.30 Environmental Matters. (a) Except as disclosed in the Environmental Report, (i) the Partnership has not conducted and shall not hereafter conduct and (ii) to the best knowledge of the Partnership, no prior owner or current or prior tenant or occupant of all or any portion of the Partnership has conducted or is conducting, any Hazardous Substance Activity at, on or under the Owned Property (A) in violation of Environmental Laws that would have a Material Adverse Effect on the operation of the Owned Property or (B) in a manner inconsistent with the use of the Owned Property as a first class resort hotel complex, business conference center and resort membership club;

     (b) Except as disclosed by the Environmental Report the Owned Property does not contain asbestos or any Asbestos-Containing Material and there is no current or potential contamination of the Owned Property by asbestos fiber; and

     (c) The Partnership fully cooperated with Law Engineering and Environmental Services, Inc. in the preparation of the Environmental Report and, to the best of the Partnership's knowledge, such Environmental Report is not inaccurate in any material respect.

                                   ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

     4.1 Conduct of Business by the Partnership Pending the Closing Date. The Partnership covenants and agrees that, between the date of this Agreement and the Closing Date, its business shall be conducted only in and it shall not take any action except in, the ordinary course of business, consistent with past practice. Completion of the Expansion Plan and completion of the sale of the Albanese Lots and corresponding renovation of the golf course shall be deemed to be within the ordinary course of business. The Partnership shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Partnership shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Panthers and Panthers BRHC
Limited:

          (a) amend or otherwise change its certificate of limited partnership or partnership agreement or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any partnership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any partnership interest, or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its partnership interests;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests;

          (e) (i) acquire (including, without limitation, for cash or shares of stock or partnership interests, by merger, consolidation, or acquisition of stock, partnership interest or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock, partnership interest or other securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

          (f) except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Further Assurances. Each party shall execute and deliver, to the extent permitted by its respective governance agreements, such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 General Partner Obligations. The General Partner, as soon as practically possible, shall send the consent solicitation required under the Partnership's certificate of limited partnership and partnership agreement to the limited partners of the Partnership and, subject to Section 5.4 below, recommend and otherwise use its reasonable best efforts to facilitate the Closing of the transaction contemplated hereby, unless the Termination Fee becomes payable to Panthers under Section 5.12 hereof.

     5.3 Cooperation. Each of the parties agrees to cooperate with the other parties in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Panthers Common Stock is listed or the Nasdaq Stock Market in connection with the transactions contemplated by this Agreement and to use its respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     5.4 HSR Act and Other Actions. Each of the parties hereto shall (i) make promptly (and in no event later than ten (10) business days following the attachment of all Schedules and Exhibits hereto) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Partnership and limited partners of the Partnership as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings (including Panthers making all SEC filings necessary to solicit shareholder consent to the transactions contemplated hereby and using good faith efforts to obtain SEC approval of such filings) required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. If, on the date the General Partner mails its consent solicitation to the limited partners of the Partnership, BT Securities Corporation determines that it can not bring forward to a current date the fairness opinion previously delivered to the General Partner on or about the date hereof, the General Partner shall so advise the limited partners and shall have no obligation to recommend the transaction contemplated hereby, but shall also not recommend against the transaction contemplated hereby except as required by law.

     5.5 Access to Information. From the date hereof to the Closing Date, the Partnership, the General Partner and BRMC shall (and shall cause its directors, officers, employees, auditors, counsel and agents) afford Panthers and Panthers' officers, employees, auditors, counsel and agents reasonable access on reasonable notice at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by Panthers shall affect any representation or warranty in this Agreement.

     5.6 Notification of Certain Matters; Exhibits and Schedules. (a) The Partnership, the General Partner and BRMC shall give prompt written notice to Panthers of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein (including with respect to any Schedules attached hereto), to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied and the occurrence or non-occurrence of which would be a Material Adverse Change with respect to the Partnership. Upon receipt by Panthers of notice of any Material Adverse Change, Panthers shall have ten (10) business days to terminate this Agreement, and the parties shall thereafter have no further liability to the other in respect of this Agreement.

     (b) In the event any Exhibits or Schedules contemplated hereby are not attached hereto at the time of execution of this Agreement, the parties hereto will work and negotiate in good faith to complete and attach such Schedules and Exhibits within ten (10) business days thereafter; provided, however, that Panthers shall have the right to determine, in good faith, within two (2) business days of receipt thereof that any Exhibit or Schedule prepared solely by Partnership constitutes a Material Adverse Change in which case the provisions of Subsection
(a) above will apply.

     5.7 Tax Treatment. Panthers, BRMC, and the Partnership will use their respective best efforts to cause the receipt by the Partnership of the partnership interest in Panthers BRHC Limited contemplated hereunder to qualify as a tax-free transaction under the provisions of Section 721 of the Code and do not presently intend to take any action after the transaction contemplated hereunder is effected to cause such transaction to lose its tax-free status. All parties hereto agree to comply with the Code and applicable Treasury Regulations regarding reporting requirements relating to a transaction under Section 721 of the Code.

     5.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Panthers may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange or the NASDAQ Stock Market (in which case Panthers will consult with an officer of the Partnership prior to making such disclosure).

     5.9 No Other Discussions. While this Agreement is in effect, neither the Partnership, the General Partner nor BRMC or their respective Affiliates, employees, agents and representatives will (i) initiate or encourage the initiation by others of discussions or negotiations with third parties relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Partnership (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions, other than pursuant to the terms of Section 5.12 hereof. The Partnership, the General Partner and BRMC will immediately notify Panthers if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     5.10 [Reserved]

     5.11 Trading in Panthers Common Stock. Except as otherwise expressly consented to by Panthers, from the date of this Agreement until the Closing Date, neither the Partnership, the General Partner nor BRMC (or any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of Panthers Common Stock in any transactions effected on the NASDAQ Stock Market or otherwise.

     5.12 Termination Fee. Prior to the acceptance by the Partnership of any unsolicited third party offer for the assets to be acquired hereunder (or for a majority of the limited partnership interests in the Partnership), the Partnership shall notify Panthers in writing and Panthers shall have ten (10) business days to match any such offer in writing (including by matching any offer with Panthers Common Stock with a fair market value equal to the fair market value of the third party offer). In the event Panthers does not match such offer, the Partnership may terminate this Agreement and accept such offer in which case the Partnership shall pay to Panthers $10,000,000 and reimburse Panthers for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Termination Fee"). In the event the limited partners of the Partnership fail to approve the transaction contemplated by this Agreement, and a substantial part of the assets, business or properties to be acquired hereunder are sold (or a majority of the limited partnership interests of the Partnership are transferred) within six months of the resulting termination, the Termination Fee shall also be payable by the Partnership to Panthers. Panthers shall pay the Partnership $10,000,000, plus reimburse the Partnership for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, in the event Panthers fails to close the transactions contemplated by this Agreement solely due to Panthers' breach of this Agreement.

     5.13 Maintenance of Loan Agreement. Prior to the earlier of January 1, 2001 or such date as Panthers Common Stock closes at an average price of $36.93 (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "A" attached hereto) for five consecutive trading days on the NASDAQ Stock Market, Panthers BRHC Limited shall not prepay or modify the $110 million Senior Facility, and will only refinance such $110 million Senior Facility on terms which provide for the allocation of the refinanced indebtedness as Qualified Non-Recourse Debt in the same manner as the $110 Million Senior Facility is currently allocated.

     5.14 Panthers BRHC Limited Appointed Attorney for the
Partnership. Effective at the Closing Date, the Partnership hereby constitutes and appoints the Panthers Affiliate that becomes the managing general partner of Panthers BRHC Limited and Panthers BRHC Limited, and its successors and assigns, its true and lawful attorney, in the name of either Panthers BRHC Limited or the Partnership (as Panthers BRHC Limited shall determine in its sole discretion) but for the benefit and at the expense of Panthers BRHC Limited (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Panthers BRHC Limited may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Contributed Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Contributed Assets, and to do all such acts and things in relation thereto as Panthers BRHC Limited shall deem advisable; and (c) to take all action which Panthers BRHC Limited may reasonably deem proper in order to provide for Panthers BRHC Limited the benefits under any of the Contributed Assets where any required consent of another party to the sale or assignment thereof to Panthers BRHC Limited pursuant to this Agreement shall not have been obtained. The Partnership acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Panthers BRHC Limited shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     5.15 Execution of Further Documents. From and after the Closing, upon the reasonable request of Panthers BRHC Limited, the Partnership shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in Panthers BRHC Limited and protect its right, title and interest in all of the Contributed Assets and the Sold Assets and to carry out the transactions contemplated by this Agreement.

     5.16 Employees of the Partnership. The Partnership agrees to use its reasonable best efforts to aid Panthers BRHC Limited in engaging such of the employees of the Partnership as are employed on the Closing Date whom Panthers BRHC Limited desires to engage after the Closing Date.

     5.17 Payoff Letters. Prior to Closing, (a) the Partnership shall request payoff and estoppel letters with respect to any Indebtedness being repaid or assumed by Panthers BRHC Limited, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Partnership shall provide Panthers BRHC Limited with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Partnership to or on behalf of any Affiliate of the Partnership or the Partners.

     5.18 Panthers Board of Directors. For so long as either of Messrs. Fowler or Callaghan (or their respective firms) shall be employed by Panthers BRHC Limited, Panthers shall nominate one of such persons for election to the Board of Directors of Panthers at each annual meeting of Panthers.

     5.19 Allocation of Consideration. The consideration paid by Panthers and Panthers BRHC Limited for the Contributed Assets shall be allocated to the Contributed Assets as set forth on Schedule 5.19 hereto.

     5.20 Expenses. Subject to the reasonable approval of Panthers and the Partnership, the Partnership shall pay, out of cash contributed by Panthers pursuant to Section 1.5(a) hereof and listed in Schedule 1.5(vii), the direct costs and expenses of Panthers and the Partnership (including but not limited to financial advisory, brokerage, legal, accounting and printing fees, and fees relating to the fairness opinion and consent solicitation) payable in connection with the transaction contemplated hereby, together with all documentary stamp and intangible taxes payable in connection with the transfer of title to any of the Contributed Assets and the Sold Assets (including the Owned Property), all fees and expenses payable in connection with the assumption or refinancing of the $110 Million Senior Facility indebtedness, together with the costs and expenses (including the title insurance premium) charged in connection with the issuance of a new Owners Title Insurance Policy (and corresponding Mortgagee Policy or endorsement to the existing Senior Facility Mortgagee policy, as appropriate) to Panthers BHRC Limited and any other transaction fees or expenses. Panthers shall have the right to designate the title company and title agent in its sole discretion.

                                   ARTICLE VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PANTHERS

     The obligations of the Panthers and Panthers BRMC Limited to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Panthers:

     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Partnership, the General Partner and BRMC contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date; and
(iii) those which are not a Material Adverse Change with respect to the Partnership. The Partnership, the General Partner and BRMC shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Partnership, the General Partner and BRMC shall have delivered to Panthers a certificate, dated as of the Effective Date, duly signed (in the case of the Partnership, by its General Partner), certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

     6.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Partnership, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Partnership, and (iii) none of the properties and assets of the Partnership shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to the Panthers a certificate to that effect, dated the Effective Date and signed by or on behalf of the Partnership.

     6.3 Partnership Certificate. The General Partner shall have delivered to Panthers a certificate of good standing of the Partnership issued by the Secretary of State of the State of Florida and each other state in which the Partnership is qualified to do business as of a date not more than fifteen (15) days prior to the Closing Date. The Partnership shall have delivered to Panthers
(x) a copy of the certificate of limited partnership and the agreement of limited partnership as in effect immediately prior to the Closing Date and (y) a copy of the certificate of the General Partner of the Partnership authorizing the transactions contemplated by this Agreement, certified in the case of subsections (x) and (y) of this Section 6.3 as of the Closing Date by the General Partner as being true, correct and complete.

     6.4 Opinion of Counsel. Panthers shall have received an opinion dated as of the Closing Date from counsel for the Partnership, in form and substance acceptable to Panthers, to the effect that:

          (i) The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (ii) The Partnership has obtained all necessary authorizations and consents of its partners, and any other required consents under its certificate of limited partnership and partnership agreement, as the case may be, to effect the transactions contemplated hereunder;

          (iii) All general partnership interests of the Partnership are owned as set forth in Schedule 3.2 hereto;

          (iv) Such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the properties, business or prospects or in the condition of the Partnership, or which questions the validity of this Agreement, Panthers BRHC Limited's limited partnership agreement and the Exchange Agreement (collectively, the "Transaction Agreements"); and

          (v) The Transaction Agreements are valid and binding obligations of the Partnership, the General Partner and BRMC, and are enforceable against the Partnership, the General Partner and BRMC, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

     6.5 Senior Credit Facility. The Partnership shall have received the appropriate consents under the Loan Agreement from the Bank of Nova Scotia (as Agent for the lenders thereunder), or the Partnership shall have refinanced the Senior Credit Facility on terms equal to or better than those terms existing under the Loan Agreement and otherwise acceptable to Panthers in its reasonable discretion.

     6.6 Other Consents. In addition to the consent required by Section 6.5, the Partnership shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Partnership from any Person from whom such consent or waiver is required under any Designated Contract as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Designated Contracts, either by the terms thereof or as a matter of law, in each case where the failure to obtain such consent or consents, individually or in the aggregate, would have a Material Adverse Effect on the Partnership.

     6.7 Securities Laws. Panthers and Panthers BRMC Limited shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of their respective securities hereunder, in connection with the transactions contemplated hereby.

     6.8 Employment Agreement. Panthers BRHC Limited shall have entered into employment agreements with Messrs. Glennie, Feder, March, Lawrence, Nylen and Tolbert ("Operating Management") in the form of Exhibit "D" (terms attached as Schedule D) attached hereto.

     6.9 Supervisory Management. Messrs. Fowler and Callaghan (or their respective firms) shall enter into employment or consulting agreements (as the case may be) with Panthers BRHC Limited in the form of Exhibit "E" (terms attached as Schedule E) attached hereto.

     6.10 Advisory Director. Mr. Temple shall have entered into a consulting agreement with Panthers BRHC Limited in the form of Exhibit "F" (terms attached as Schedule F) attached hereto.

     6.11 Acknowledgment of Receipt of SEC Filings. At or prior to the Closing, the General Partner and the Partnership shall have delivered to Panthers a letter agreement acknowledging receipt of SEC filings of Panthers, in form and substance satisfactory to the Panthers.

     6.12 Transfer of Assets. At the Closing, the Partnership shall have delivered to Panthers BRHC Limited and to Panthers, as applicable, all assignments, warranty deeds and other instruments reasonably required to evidence the conveyance of all of the Contributed Assets and the Sold Assets.

     6.13 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereunder or any other transaction contemplated hereby, and which, in the judgment of Panthers, makes it inadvisable to proceed with the transaction contemplated hereunder and other transactions contemplated hereby.

     6.14 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     6.15 Other Approvals. The SEC shall have approved Panthers' proxy statement, consent solicitation statement or information statement (to be determined in the absolute discretion of Panthers) to its shareholders and shall have received all necessary approvals of the NASDAQ Stock Market.

     6.16 Dissolution of the Partnership. Panthers shall have received an agreement from the General Partner of the Partnership to dissolve the Partnership at such time as Panthers (or its designee) elects, after acquisition of the Partnership's interest in Panthers BRHC Limited; together with an estoppel letter from the General Partner of the Partnership stating that upon dissolution and liquidation of the Partnership, Panthers designees owning limited partnership interests in the Partnership shall be entitled to receive a pro rata portion of the Partnership's distributable assets equal to the quotient obtained by dividing: (A) the total Panthers Shares actually issued upon exercise of the Exchange Rights to date; by (B) the total Panthers Shares available for issuance under the Exchange Agreement as calculated pursuant to
Section 1.8(i) hereof.

     6.17 Accounting Treatment. There shall not have been a change in the rules promulgated by the Securities and Exchange Commission which does not permit Panthers to consolidate for financial reporting purposes, all of the results of operations of Panthers BRHC Limited.

     6.18 Panthers BRHC Limited Partnership Agreement and Exchange Agreement. The Partnership shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited and the Exchange Agreement.

                                  ARTICLE VII

                         CONDITIONS TO THE OBLIGATIONS
                               OF THE PARTNERSHIP

     The obligations of the Partnership to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Partnership:

     7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Panthers and Panthers BRMC Limited contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Panthers and Panthers BRHC Limited shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Panthers and Panthers BRHC Limited shall have delivered to a representative of the Partnership a certificate, dated as of the Effective Date, and signed by a duly authorized executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

     7.2 Issuance of Securities and Delivery of Agreement. At the Closing, the Partnership shall have received all of the Panthers Warrants contemplated by
Section 1.8(j) hereof, Panthers BRGP Corporation shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited in and Panthers shall have executed and delivered the Exchange Agreement.

     7.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereunder or any other transaction contemplated hereby, and which in the judgment of the General Partner makes it inadvisable to proceed with the transactions contemplated hereunder and other transactions contemplated hereby.

     7.4 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     7.5 Partner Consents. All required partner consents for this transaction contemplated hereby under the Partnership's Partnership Agreement shall have been obtained.

     7.6 Registration Statement.  The registration statement(s) required by
Article XIII hereof shall be effective.

     7.7 Opinion of Counsel. The Partnership shall have received an opinion dated as of the Closing Date from counsel for Panthers and Panthers BRHC Limited, in form and substance acceptable to Partnership, to the effect that:

          (i) Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; Panthers has the requisite power and authority to carry on its business as now being conducted; Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida; and Panthers BRHC Limited has the requisite power and authority to carry on its business as now being conducted;

          (ii) Panthers (and Panthers Affiliates) and Panthers BRHC Limited each have the power and authority to execute and deliver the Transaction Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. Each of Panthers (and Panthers Affiliates) and Panthers BRHC Limited have taken all action necessary to authorize the execution and delivery of the Transaction Agreements to which they are a party, including obtaining all required consents required by their respective Articles of Incorporation and Bylaws, which consents have been validly obtained, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

          (iii) The execution and delivery of the Transaction Agreements by Panthers (and Panthers Affiliates) and Panthers BRHC Limited to which they are a party and the performance of their respective agreements in the Transaction Agreements do not violate the Articles of Incorporation, or the Bylaws of Panthers (and Panthers Affiliates) or the Certificate of Limited Partnership or Partnership Agreement of Panthers BRHC Limited, respectively.

          (iv) Each of the Transaction Agreements has been duly executed and delivered by Panthers (and Panthers Affiliates) and Panthers BRHC Limited (as applicable) and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity;

          (v) Upon consummation of the transactions contemplated hereunder and the issuance and delivery of the Panthers Warrants, the Panthers Warrants will be validly issued; upon the exchange of any of the Exchange Rights for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock; and upon exercise of the Panthers Warrants in accordance with the terms thereof, and payment of the exercise price with respect thereto, and upon issuance and delivery of the certificates representing shares of Panthers Common Stock therefore, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable; and

          (vi) As of a date on or about the Closing Date, a statement of the authorized capital stock of Panthers (including any shares of stock reserved for issuance under any stock option plan); together with a statement of the total number of securities issued by Panthers and outstanding (and whether such securities are fully paid and non-assessable); together with a statement of the total shares of Common

     Stock which are unissued but subject to granted but currently unexercised options and which are reserved for issuance pursuant to the Exchange Agreement and upon exercise of the Panthers Warrants.

     7.8 Share Price. After the mailing of the solicitations for the limited partner consents under Section 7.5, there shall not have occurred a Material Adverse Effect with respect to Panthers which causes the stock price of Panthers on the NASDAQ Stock Market to fall below $26.375.

                                  ARTICLE VIII

                                  REGISTRATION

     8.1 Registration. Prior to the Closing Date, Panthers shall register under the Securities Act of 1933 ("Securities Act") and under applicable state securities law, the issuance of the Exchange Rights, Panthers Shares, the Fee Shares and the Panthers Warrants to the Partnership. Panthers BRHC Limited and Panthers shall use best efforts to keep the registration statements required by this Section 8.1 effective for so long as shall be necessary to allow the resale of any underlying Panthers Common Stock to be made by any holder thereof without restriction under Section 4(1) of the Securities Act (but without taking into account any status of such holder as an affiliate of Panthers or Panthers BRHC Limited).

     8.2 Expenses of Registration. Panthers and Panthers BRHC Limited shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the securities to be issued hereunder, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of Panthers' and Panthers BRHC Limited's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by Panthers and Panthers BRHC Limited in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statements or prospectuses contained therein. Panthers and Panthers BRHC Limited shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any holder of any of the Panthers Shares or Panthers Warrants.

                                   ARTICLE IX

                       APPLICATION OF HELD BACK INTERESTS

     9.1 Survival of Representations and Warranties. Each of the representations and warranties of the Panthers and Panthers BRHC Limited in this Agreement or pursuant hereto shall expire at the Closing Date. Each of the representations and warranties made by the Partnership, the General Partner and BRMC in this Agreement or pursuant hereto shall expire at the Closing Date, provided however, that with respect to the Trade Accounts Receivable and Premier Club Accounts Receivable "Loss Experience" (defined below), Panther's designee (for example, for purposes of this Article IX, Panthers BRGP Corporation) shall have recourse to the Held Back Interests as set forth in Section 9.2 hereof.

     9.2 Loss Experience and Security for Loss Experience. The "Loss Experience" with respect to the Trade Accounts Receivable and the Premier Club Accounts Receivable identified on the Closing Net Working Capital Statement shall be calculated as of December 31, 1997, unless the Closing occurs subsequent to June 30, 1997, in which case the Loss Experience shall be calculated as of a date which is the end of the calendar quarter and which falls between six and nine months after the Closing Date ("Settlement Date"); for example, if the Closing occurs on July 10, 1997, the Settlement Date would be March 31, 1998.

          (a) Trade Accounts Receivable Loss Experience shall equal: The total amount of Trade Accounts Receivable listed on the Closing Net Working Capital Statement which are uncollected at the Settlement Date.

          (b) Premier Club Accounts Receivable Loss Experience shall equal: The sum of (i) the total amount of Premier Club Accounts Receivable past due (determined in good faith between Panthers and the Partnership) as of the Settlement Date ("PCAR Delinquent Amount") plus (ii) the product of (1) the percentage obtained by dividing (x) the PCAR Delinquent Amount by (y) the total Premier Club

     Accounts Receivable set forth on the Closing Net Working Capital Statement which were due on or before the Settlement Date; multiplied by (2) the amount identified on the Closing Net Working Capital Statement as being due subsequent to the Settlement Date.

     9.3 Adjustment Amount. The Partnership shall pay to Panthers BRGP Corporation the "Adjustment Amount," which shall equal: (i) the Trade Accounts Receivable Loss Experience, plus (ii) any negative amount obtained by subtracting from the Net Working Capital set forth on the Closing Net Working Capital Statement: (1) the transaction costs referred to in Section 5.20; and
(2) the Premier Club Accounts Receivable Loss Experience. As security for the agreement by the Partnership to pay the Adjustment Amount, the Partnership does hereby grant a security interest in, and Pledge to Panthers BRGP Corporation the Held Back Interests (as defined in Section 1.8(i)) and any Panthers Common Stock exchangeable therefore and proceeds of all of the foregoing. Panthers BRGP Corporation may set off against the Held Back Interests and against any proceeds thereof the Adjustment Amount for which the Partnership may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

          (a) Panthers BRGP Corporation shall give written notice to the Partnership of any claim for setoff against the Held Back Interests, which notice shall set forth: (i) the amount of the Adjustment Amount; and (ii) the basis of such claim;

          (b) Such set off shall be effected on the later to occur of the expiration of 30 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

          (c) If, prior to the expiration of the Notice of Contest Period, the Partnership shall notify Panthers BRGP Corporation in writing of an intention to dispute the claim, the parties shall in good faith negotiate to resolve the claim or submit the matter to binding arbitration;

          (d) For purposes of this Article, Panthers Shares for which each Held Back Interest can be exercised shall be valued at the greater of the Price per Share or the price per share of Panthers Common Stock at the close of trading on the date the written notice is sent pursuant to clause (a) above.

          (e) Neither the Partnership nor the General Partner shall be liable to Panthers or Panthers BRHC Limited or Panthers BRGP Corporation for any deficiency resulting from the value of the Held Back Interests being less than the Adjustment Amount, it being agreed that the only recourse against Partnership by any party for the Adjustment Amount shall be to the Held Back Interests.

     9.4 Voting of and Dividends on the Held Back Interests. Except with respect to Held Back Interests transferred pursuant to the foregoing right of set off (and in the case of such Held Back Interests, until the same are transferred), all Held Back Interests shall be deemed to be owned by the Partnership and the Partnership shall be entitled to vote any proceeds thereof; provided, however, that, there shall also be deposited with Panthers, subject to the terms of this Article, all shares of Panthers Common Stock issued to the Partnership as a result of any exercise of any Exchange Rights with respect to Held Back Interests, and as a result of any stock dividend or stock split and all cash issuable to the Partnership as a result of any cash dividend with respect to Panthers Common Stock exchangeable therefore. All stock and cash issued or paid upon Held Back Interests shall be distributed to the person or entity entitled to receive such Held Back Interests together with such Held Back Interests.

     9.5 Delivery of Held Back Interests and Proceeds. Panthers BRGP Corporation agrees to deliver to the Partnership promptly following the Settlement Date any Held Back Interests (or proceeds thereof) then held by it which it is not entitled to retain pursuant to Section 9.3, unless there then remains unresolved any claim for an Adjustment Amount as to which notice has been given, in which event any Held Back Interests remaining on deposit after such claim shall have been satisfied shall be returned to the Partnership promptly after the time of satisfaction.

     9.6 Adjustment to Consideration. All setoffs made pursuant to this Article shall be treated as adjustments to the consideration granted under Section 1.8 hereof.

                                   ARTICLE X

                                  DEFINITIONS

     10.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Asbestos-Containing Material" means any material containing more than one percent (1%) asbestos.

          "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601, et seq.), as heretofore or hereafter amended from time to time.

          "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

          "Environmental Laws" collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Owned Property and relating to the environment and environmental conditions or to any Hazardous Substance or Hazardous Substance Activity (including, without limitation, CERCLA, the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C.
     sec. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C.
     sec. 1251, et seq., the Clean Air Act, 33 U.S.C. sec. 7401, et seq., the Clean Air Act, 42 U.S.C. sec. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601-2629, the Safe Drinking Water Act, 42 U.S.C.
     sec. 300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 1101, et seq., and any so-called "Super Fund" or "Super Lien" law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

          "Environmental Report" means the "Report of Phase I Environmental Site Assessment and Limited Visual Asbestos Survey" of the Boca Raton Resort and Club dated August 8, 1996 prepared by Law Engineering and Environmental Services, Inc., Project Number 40795-6-0505.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Expansion Plan" shall have the meaning set forth in the Loan
     Agreement.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance" means, at any time, (i) asbestos and any Asbestos-Containing Material, (ii) any substance that is listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a "hazardous substance", "hazardous material", "hazardous waste", "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity", (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iv) petroleum productions, ploychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and medical waste.

          "Hazardous Substance Activity" means any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Owned Property or surrounding property (but only concerning surrounding property to the extent of seepage, release, discharge, migration, disposal or other actions from the Owned Property to the surrounding property or from the surrounding property to the Owned Property).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Legal Requirements" means all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, covenants, conditions, restrictions, approvals, permits and requirements under any Permitted Exception or for, from or by any Governmental Authority, including zoning, subdivision, use, environmental, building, safety, health, housing and fire.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Loan Agreement" means that certain Loan Agreement dated August 26, 1996 between the Partnership, as Borrower, the Bank's signatory thereto and the Bank of Nova Scotia, as Agent.

          "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business, which change (or effect) individually or in the aggregate is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations or business.

          "Permitted Exceptions" means those items set forth on Schedule 3.11(b) hereof.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Survey" means the surveys described on Item 1 of the Permitted Exceptions.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     10.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP, applied on a basis consistent with prior periods, where applicable.

     (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XI

                                  TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of all of the parties hereto at any time prior to the Closing;

          (b) by Panthers, in the event of a breach by any of the Partnership, the General Partner or BRMC of any provision of this Agreement which would have a Material Adverse Effect upon the Partnership or upon the rights or benefits of Panthers or Panthers BRHC Limited hereunder;

          (c) by the Partnership in the event of a breach by Panthers or Panthers BRHC Limited of any provision of this Agreement which would have a Material Adverse Effect on the rights or benefits of the Partnership hereunder;

          (d) by either Panthers or the Partnership if the Closing shall not have occurred by December 31, 1997;

          (e) by either Panthers or the Partnership if the requisite consents of the limited partners of the Partnership are not obtained within ninety (90) days of the last mailing of the consent solicitation or any amendment thereof; or

          (f) by the Partnership upon payment of the Termination Fee set forth in Section 5.12 hereof.

     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; except that the provisions of Section 5.12 shall survive, as applicable.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

        (a) IF TO THE PANTHERS:

              Florida Panthers Holdings, Inc.
              100 S.E. Third Avenue, Second Floor
              Ft. Lauderdale, FL 33301
              Attn: Steven M. Dauria
              Telecopy: (954) 768-1920

        WITH A COPY TO:

              Akerman, Senterfitt & Eidson, P.A.
              One Southeast Third Avenue, 28th Floor
              Miami, Florida 33131
              Attention: Stephen K. Roddenberry, Esq.
              Telecopy: (305) 374-5095

        (b) IF TO ANY OF THE PARTNERSHIP, THE GENERAL PARTNER OR BRMC TO:

              Private Merchant Banking Company
              380 Lexington Avenue, Suite 4500
              New York, NY 10168
              Attention: Theodore V. Fowler
              Telecopy: (212) 689-9519

        WITH A COPY TO:

              Boca Raton Hotel and Club Limited Partnership
              501 East Camino Real
              Boca Raton, Florida 33432
              Attn: Edward E. March
              Telecopy: (561) 394-9183

        WITH A COPY TO:

              Rogers & Wells
              200 Park Avenue
              New York, New York 10166
              Attn: James M. Asher, Esq.
              Telecopy: (212) 878-3215

     Notice shall be deemed given on the date sent if sent by overnight delivery or facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by certified or registered mail.

     12.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter, including, but not limited to that certain Contribution and Exchange Agreement dated as of March 20, 1997 by and among the parties hereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     12.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     12.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other party; provided however, that Panthers may designate that its affiliates may hold the Panther Interest.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12.6 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     12.7 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

     12.8 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          FLORIDA PANTHERS HOLDINGS, INC., a
                                          Florida corporation

                                          By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          PANTHERS BRHC LIMITED, a Florida
                                          limited
                                          partnership

                                          By: Panthers BRGP Corporation
                                            as general partner

                                          By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          BOCA RATON HOTEL AND CLUB, LTD.,
                                          a Florida limited partnership

                                          By: BRMC, L.P., a Delaware limited
                                              partnership, as general partner

                                            By: BRMC, Inc., a Delaware
                                                corporation, as general partner

                                               By:
                                                 -------------------------------
                                                 Theodore V. Fowler, Chief
                                                   Executive Officer

                                          BRMC, L.P., a Delaware limited
                                          partnership

                                          By: BRMC, INC., a Delaware
                                              corporation, as general partner

                                            By:
                                               ---------------------------------
                                               Theodore V. Fowler, Chief
                                                Executive Officer

                                          BRMC, INC., a Delaware corporation

                                          By:
                                            ------------------------------------
                                            Theodore V. Fowler, Chief Executive
                                              Officer